UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2014

PARKER-HANNIFIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Ohio	1-4982	34-0451060
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio		44124-4141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 896-3000

Not Applicable
(Former name or former address, if changed since last report.)
______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2014, the Human Resources and Compensation Committee of the Board of Directors of Parker-Hannifin Corporation (the “Company”) adopted the Profitable Growth Incentive Plan (the “Plan”). The Plan replaces the Company’s Volume Incentive Plan in its entirety. The participants in the Plan include Robert W. Bond, Vice President and President, Fluid Connectors Group and named executive officer, and certain other group and division staff (collectively, the “Participants”). The Plan is designed to reward Participants for organic sales growth and sales growth through acquisitions, encouraging operations expected to result in sustainable growth.
Under the terms of the Plan, the annual General RONA bonus for the Participants will be adjusted after every fiscal year on the basis of a multiplier (the “PG RONA Multiplier”) that is determined by the three-year compound annual growth rate of external customer sales for the applicable operating group or division (“3-year CAGR”).
The following table sets forth the multiplier to be applied to, and which will adjust, the General RONA bonuses under the Plan after each fiscal year:

3-year CAGR:	≤ -5%	3% - 5%	8%	≥ 15%
Applicable PG RONA Multiplier:	90.00%	100.00%	105.00%	130.00%

As set forth in the table above, the Plan provides for negative adjustments for a 3-year CAGR that falls below 3%; however, the negative adjustments will not become effective until the fiscal year ending in 2016. All other elements of the Plan are effective for the fiscal year ending in 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER-HANNIFIN CORPORATION

By: /s/Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
Vice President

Date: August 19, 2014